News Release

Tix Corporation Reports Third Quarter 2009
and First Nine Month Results

Third Quarter 2009 Revenue Increased 5.9% to $9.4 Million, Compared to $8.8 Million in the Prior Year Period.

Net loss narrowed to ($161,000) compared with ($986,000) for the same period a year ago.

Net income for the nine months ended September 30, 2009 improved to $793,000, or $.02 per diluted share, compared to a net loss of ($1.7 million) for the same period a year earlier.

The Company’s Tix4Tonight discount show and dinners division increased its gross sales by 39% to $19.9 million during the third quarter of 2009 from $14.3 million for the same period in 2008.

The Company increased its cash balance to $10.1 million as of September 30, 2009 compared to $9.2 million as of December 31, 2008; the Company has no debt.

The Company had cash flow from operations of $1.6 million for the nine months ended September 30, 2009.

During the third quarter of 2009, Tix Corporation received a Notice of Allowance from the United States Trademark and Patent Office of its that it will soon be issuing a patent for its inventions concerning the sale of discount tickets.   The patent is based upon the processes and methods that were developed in our Las Vegas based discount ticket business, Tix4Tonight. The patent covers the sale of discount tickets through ticket booths, Internet, cell phones and personal digital assistants.

Company expects continued revenue growth and improved profitability for the fourth quarter of 2009.

STUDIO CITY, Calif., Nov 9, 2009 (BUSINESSWIRE) – Tix Corporation (Nasdaq: TIXC), a leading integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production/promotion of live concert and theatrical events, today reported results for the three and nine months ended September 30, 2009.

Third quarter 2009 revenue increased 5.9% to $9.4 million, compared to $8.8 million recorded in the comparable period last year. In the third quarter 2009, commissions and fees generated by our Ticketing Services segment were $4.6 million, revenue from Exhibit Merchandising was $2.3 million and revenue from Live Entertainment was $2.5 million. The net loss for the third quarter was ($161,000), or $0.00 per diluted common share, compared to a net loss of ($986,000), or ($0.03) per diluted common share, reported in the third quarter of 2008.

The Company's revenue for the nine months ended September 30, 2009 was $56.1 million, compared to $48.9 million during the same period in 2008.  Net income for the nine months was $793,000, or $0.02 per diluted share, compared to a net loss of ($1.7 million), or ($0.05) per diluted share, for the first nine months of 2008.

The Company increased its cash balance to $10.1 million as of September 30, 2009 compared to $9.2 million as of December 31, 2008, and compared to $5.2 million for the same period last year. In addition, the Company has no debt.

After approximately eight years of effort, Tix Corporation has received a Notice of Allowance from the United States Patent and Trademark Office that it will soon be issued a patent for its inventions concerning discount ticket brokerage.  The Company believes the patent is quite broad, covering ticket booths, online ticket sales, and even ticket sales over cell phones.  The Company believes the patent encompasses the business it conducts under its Tix4Tonight subsidiary in Las Vegas.  A Notice of Allowance confirms the patent application has been examined and is allowed for issuance as a patent and the prosecution on the merits is closed.

Mitch Francis, CEO of Tix Corporation stated, “The entire industry of live theater production virtually ceases its touring performances during the summer months which coincide with the third quarter.  This is also true with our Tix Productions division.  While we are loath to produce even a small net loss for this quarter, it was not unexpected and we believe the Company remains on track to achieve its annual goals of positive net income; positive cash flow from each division; and remain debt free.”  Mr. Francis added, “During the third quarter, our revenue growth was driven primarily by our Ticketing Services business as consumers continued to seek value in these challenging economic times.  Our improved operating results over last year stem from our integrated businesses and proven business models that continue to perform extremely well.  We anticipate a strong performance in the fourth quarter and beyond due to a number of factors, including our theatrical production, 101 Dalmatians – The Musical.”

Segmental Operating Results

Ticketing Services Segment

Overall revenue from the Company's Ticketing Services segment, which includes revenue from discount and premium ticket sales  increased 22% to $4.6 million for the quarter compared to $3.7 million in the prior year period.  The increase in Ticketing Service revenues is primarily the result of a $1.1 million increase in discount show ticket commissions and fees as well as an increase in ancillary revenues, offset by a ($310,000) decline in premium ticket revenues.

Operating income improved 33% to $1.9 million during the quarter compared to operating income of $1.5 million in the prior year period.

The Company's discount ticketing division, Tix4Tonight, increased the number of discount show tickets sold by 22% to 344,000 tickets in the third quarter of 2009 compared to the comparable period in the prior year.  The gross sales value of discount show tickets sold, commissions and fees earned on the sale of discount tickets to customers increased 39% to $19.5 million.

Revenue for the discount show tickets sold grew 32% to $4.2 million during the quarter ended September 30, 2009 compared to $3.2 million in the prior year period. The increase in revenue reflects a greater demand for discount tickets as well as an increase in the average selling price per ticket in 2009 as compared to 2008.  The average selling price per ticket in 2009 increased 14% to $56.73 as compared to $49.67 in 2008.
Miscellaneous revenue from discount golf and dinner reservations increased 41% to $352,000 from $249,000 in the prior year period.

Revenue from the Company's premium ticketing division, Tix4AnyEvent, was $26,000 compared to $336,000 in the prior year comparable period. The $310,000 decline in revenues is primarily the result of an overall decline in demand for premium tickets due to the poor economic environment nationally, which has led to a decline in discretionary spending. Management expects that Tix4AnyEvent’s revenues will decline in 2009 compared to 2008, but expects its net income to be greater with the reduction of risk and a more measured approach in participating in the sale and distribution of premium tickets to concerts, live theater and sporting events.

The Company elected to terminate its agreement with Costco as the Tix4Members.com Internet-based ticketing operations generated minimal revenue.  The Company remains interested in offering a national ticketing service and is currently seeking additional partners.

Exhibit Merchandising Segment

Exhibit Merchandising (EM), which operates retail specialty stores for touring museum exhibitions and touring theatrical productions, generated revenue of $2.3 million during the quarter, compared to $2.4 million in the prior year comparable period. Revenue was primarily derived from the Company's retail outlets associated with the sale of merchandise related to touring exhibits, and was mainly derived from "Tutankhamun and The Golden Age of the Pharaohs."

“Tutankhamun and The Golden Age of the Pharaohs” and “Tutankhamun the Golden King and the Great Pharaohs” are currently booked in museums through July 2011 and December 2012, respectively. During the third quarter of 2009, although there was a 46% increase in attendance to the exhibits, there was a 35% decrease in revenue per attendee. The decline in revenues per attendee is the result of generally poor economic conditions, as well as a competing store at one of the exhibit locations, which management believes resulted in a $134,000 decline in revenues, which has been partially offset by a renegotiation of terms.

Live Entertainment Segment

Tix Productions (TPI), which produces and presents live entertainment events, recorded a decline in revenue of 6% to $2.5 million for the third quarter, compared to the prior year period. Operating loss for the quarter was $(818,000) compared to $(500,000) in the prior year period. The decrease in revenue was due to several factors including:

•
In the third quarter of 2009, the Company presented or produced 6 show dates as compared to 16 show dates in the third quarter of 2008. The decrease in revenues attributable to the 62% decline in the number of shows produced and related revenues was offset in part in 2009, by several shows being presented in arenas where ticket prices and number of attendees are greater than the community theaters, where many of our shows generally play. As a result of these arena plays, our show revenues declined 6% to $2.5 million in 2009, as compared to $2.7 million in 2008.

•
In 2008, tours of live entertainment companies began earlier and later in the year to avoid the presidential campaign season (July through October) when advertising prices were at their highest and audience attention at its lowest. As a result, Live Entertainment revenues in 2008 were higher than normal for the first and fourth quarters and lower than normal in the second quarter. The third quarter is our live entertainment segment’s weakest quarter as a result of live theatre seasons ending in June and starting in October. In addition, in 2008, many productions that Tix was associated with toured Canada during the election cycle which, due to a strong Canadian dollar and economy, resulted in unusually strong profits. These combined factors resulted in an unusually large number of productions in the first and fourth quarters that under normal circumstances would have naturally fallen in the second or third quarters

Mr. Francis concluded, "We are particularly excited about the potential for “101 Dalmatians, the Musical,” which debuted in Minneapolis in October.  In addition to opening to favorable reviews, audiences have reacted enthusiastically, with standing ovations at every performance.  While having a positive impact on our results in 2009, the revenue potential of the show over a longer period of time is quite substantial.  Finally, we remain enthusiastic about the opportunities in all three of our businesses for the balance of the year and beyond including the continued increases in the number and value of discount tickets and dinner reservations sold. A strong balance sheet and no debt position Tix to take advantage of the many growth opportunities we are seeing in all of our markets."

Investor Conference Call

The company will host a conference call for investors today, Monday, November 9, 2009, beginning at 1:30 p.m. Pacific / 4:30 p.m. Eastern. Participants may access the call by dialing (877) 941-0843 (domestic) or (480) 629-9643 (international). In addition, the call will be webcast via the company's Web site at www.tixcorp.com, Investor Relations, where it will also be archived. A telephone replay will be available through Thursday, November 23, 2009. To access the replay, please dial (800) 406-7325 (domestic) or (303) 590-3030 (international), passcode 4181222.

About TIX Corporation

Tix Corporation is an integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production/promotion of live concert and theatrical events. It currently operates seven prime locations in Las Vegas under the Tix4Tonight marquee, and offers up to a 50 percent discount for same-day shows, concerts, attractions and sporting events, as well as discount reservations for golf and dining. The Company also offers premium tickets to concerts, theater and sporting events throughout the United States under its Tix4AnyEvent.com brand. The Company's Exhibit Merchandising operation is engaged in branded merchandise development and sales activities related to museum exhibitions and other events, including the King Tutankhamun and Real Pirates tours; selling themed souvenir memorabilia and collector's items in specialty stores in conjunction with the specific events and venues. Tix Productions is dedicated to live concert and theatrical promotion and production throughout the United States, Canada and Europe and operates under the banners of Magic Arts & Entertainment and NewSpace Entertainment.

Safe Harbor Statement

Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are discussed in the Company's various filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

Financial Tables to Follow

TIX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

	Three Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues	$9,362,000	$8,839,000
Operating expenses:
Direct costs of revenues	5,341,000	5,127,000
Selling and marketing expenses	229,000	217,000
General and administrative expenses, including non-cash equity-based costs of $528,000 and $560,000 in 2009 and 2008, respectively (including $342,000 and $505,000 for officers, directors and employees in 2009 and 2008, respectively)	3,398,000	3,409,000
Depreciation and amortization	625,000	1,151,000
Total costs and expenses	9,593,000	9,904,000
Operating loss	(231,000)	(1,065,000)
Other:
Other income	63,000	77,000
Interest income	10,000	7,000
Interest expense	(3,000)	(5,000)
Other income, net	70,000	79,000
Net loss	(161,000)	(986,000)
Other comprehensive income (loss)
Foreign currency translation adjustments	4,000	(108,000)
Comprehensive loss	$(157,000)	$(1,094,000)

Net loss per common share- basic and diluted	$(0.00)	$(0.03)

Weighted average common shares outstanding - basic and diluted	$32,439,015	$32,912,630

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TIX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues	$56,116,000	$48,866,000
Operating expenses:
Direct costs of revenues	41,677,000	34,181,000
Selling and marketing expenses	1,416,000	2,392,000
General and administrative expenses, including non-cash equity-based costs of $1,379,000 and $1,841,000 in 2009 and 2008, respectively (including $1,035,000 and $1,334,000 for officers, directors and employees in 2009 and 2008, respectively)	10,491,000	10,930,000
Depreciation and amortization	1,872,000	3,375,000
Total costs and expenses	55,456,000	50,878,000
Operating income (loss)	660,000	(2,012,000)
Other:
Other income	217,000	285,000
Interest income	32,000	52,000
Interest expense	(10,000)	(15,000)
Other income, net	239,000	322,000
Net income (loss) before income tax expense	899,000	(1,690,000)
Current income tax expense	106,000	-
Net income (loss)	793,000	(1,690,000)
Other comprehensive income (loss)
Foreign currency translation adjustments	18,000	(152,000)
Comprehensive income (loss)	$811,000	$(1,842,000)
Net income (loss) per common share -
Basic	$0.02	$(0.05)
Diluted	$0.02	$(0.05)
Weighted average common shares outstanding -
Basic	32,368,397	31,791,002
Diluted	32,677,535	31,791,002

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Consolidating Statement of Operations (unaudited)
Three months ended September 30,

	Ticketing Services	Exhibit Merchandising	Live Entertainment	Corporate	Consolidated and Combined
2009
Revenue	$4,550,000	$2,286,000	$2,526,000	$-	$9,362,000
Direct cost of revenues	1,613,000	1,321,000	2,407,000	-	5,341,000
Selling, general and administrative expenses	874,000	524,000	741,000	1,488,000	3,627,000
Depreciation and amortization	131,000	295,000	196,000	3,000	625,000
Operating income (loss)	$1,932,000	$146,000	$(818,000)	$(1,491,000)	$(231,000)

Current assets	$4,845,000	$2,621,000	$2,407,000	$6,025,000	$15,898,000
Fixed assets	532,000	538,000	88,000	75,000	1,233,000
Intangible assets and goodwill	304,000	4,080,000	6,787,000	-	11,171,000
Other non-current assets	189,000	13,000	2,167,000	6,000	2,375,000
Total assets	$5,870,000	$7,252,000	$11,449,000	$6,106,000	$30,677,000

2008
Revenue	$3,737,000	$2,419,000	$2,683,000	$-	$8,839,000
Direct cost of revenues	1,473,000	1,401,000	2,253,000	-	5,127,000
Selling, general and administrative expenses	690,000	827,000	695,000	1,414,000	3,626,000
Depreciation and amortization	120,000	796,000	235,000	-	1,151,000
Operating income (loss)	$1,454,000	$(605,000)	$(500,000)	$(1,414,000)	$(1,065,000)

Current assets	$2,166,000	$6,021,000	$3,099,000	$495,000	$11,781,000
Fixed assets	595,000	767,000	116,000	28,000	1,506,000
Intangible assets and goodwill	591,000	38,632,000	7,397,000	-	46,620,000
Other non-current assets	65,000	25,000	459,000	6,000	555,000
Total assets	$3,417,000	$45,445,000	$11,071,000	$529,000	$60,462,000

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Consolidating Statement of Operations (unaudited)
Nine months ended September 30,
	Ticketing Services	Exhibit Merchandising	Live Entertainment	Corporate	Consolidated and Combined
2009
Revenue	$13,375,000	$7,396,000	$35,345,000	$-	$56,116,000
Direct cost of revenues	4,876,000	4,424,000	32,377,000	-	41,677,000
Selling, general and administrative expenses	2,649,000	1,791,000	3,075,000	4,392,000	11,907,000
Depreciation and amortization	385,000	888,000	591,000	8,000	1,872,000
Operating income (loss)	$5,465,000	$293,000	$(698,000)	$(4,400,000)	$660,000

2008
Revenue	$10,100,000	$8,501,000	$30,265,000	$-	$48,866,000
Direct cost of revenues	4,283,000	5,082,000	24,816,000	-	34,181,000
Selling, general and administrative expenses	1,903,000	2,873,000	4,231,000	4,315,000	13,322,000
Depreciation and amortization	381,000	2,376,000	609,000	9,000	3,375,000
Operating income (loss)	$3,533,000	$(1,830,000)	$609,000	$(4,324,000)	$(2,012,000)

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TIX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash	$10,113,000	$9,192,000
Accounts receivable, including show revenues earned but not billed	599,000	986,000
Advances to vendors	1,698,000	118,000
Inventory, net	2,136,000	3,320,000
Prepaid expenses and other current assets	1,352,000	867,000
Total current assets	15,898,000	14,483,000

Property and equipment:
Office equipment and furniture	1,999,000	1,816,000
Equipment under capital lease	408,000	408,000
Leasehold improvements	378,000	364,000
Property and equipment, cost basis	2,785,000	2,588,000
Less accumulated depreciation	(1,552,000)	(1,155,000)
Total property and equipment, net	1,233,000	1,433,000

Other assets:
Intangible assets:
Goodwill	5,895,000	5,639,000
Intangibles, net	5,276,000	6,751,000
Total intangible assets	11,171,000	12,390,000
Capitalized theatrical costs	2,204,000	459,000
Deposits and other assets	171,000	83,000
Total other assets	13,546,000	12,932,000
Total assets	$30,677,000	$28,848,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,073,000	$4,822,000
Accrued expenses	1,091,000	1,315,000
Current portion of capital lease obligations	59,000	51,000
Deferred revenue	143,000	100,000
Income taxes payable	111,000	200,000
Total current liabilities	6,477,000	6,488,000

Non-current liabilities:
Capital lease obligations, less current portion	31,000	78,000
Deferred rent	35,000	85,000
Total non-current liabilities	66,000	163,000

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value; 500,000 shares authorized; none issued
Common Stock, $.08 par value; 100,000,000 shares authorized; 32,449,460 shares net of
1,014,000 treasury shares, and 32,345,863 shares net of 732,370 treasury shares issued at September 30, 2009 and December 31, 2008 respectively	2,678,000	2,646,000
Additional paid-in capital	89,619,000	88,062,000
Cost of shares held in treasury (1,014,000 shares at September 30, 2009 and 732,370
shares at December 31, 2008 respectively)	(2,561,000)	(2,098,000)
Accumulated deficit	(65,591,000)	(66,384,000)
Accumulated other comprehensive loss	(11,000)	(29,000)
Total stockholders' equity	24,134,000	22,197,000
Total liabilities and stockholders' equity	$30,677,000	$28,848,000

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TIX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$793,000	$(1,690,000)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	397,000	362,000
Amortization of intangible assets	1,475,000	3,013,000
Fair valued common stock issued for services to employees	8,000	36,000
Fair valued common stock issued for services to consultants	119,000	395,000
Fair value of options issued to employees and directors	1,027,000	1,298,000
Fair value of warrants issued to consultants	225,000	112,000
Change in allowance of inventory	10,000	70,000
(Increase) decrease in:
Accounts receivable	387,000	686,000
Advances to vendors	(1,580,000)	(531,000)
Inventory	1,174,000	6,000
Prepaid expenses and other current assets	(485,000)	(1,259,000)
Capitalized theatrical costs, deposits and other assets	(1,833,000)	(482,000)
Increase (decrease) in:
Accounts payable and accrued expenses	(42,000)	315,000
Income taxes payable	(89,000)	200,000
Deferred revenue	43,000	184,000
Deferred rent	(50,000)	(88,000)
Net cash provided by operating activities	1,579,000	2,627,000

Cash flows from investing activities:
Purchases of property and equipment	(197,000)	(398,000)
Purchase of Magic Arts & Entertainment, net of cash acquired	-	(1,971,000)
Purchase of NewSpace Entertainment, net of cash acquired	-	(1,254,000)
Net cash used in investing activities	(197,000)	(3,623,000)

Cash flows from financing activities:
Cost of Treasury Stock	(463,000)	(1,128,000)
Payments on capital lease obligations	(39,000)	(34,000)
Net proceeds from exercise of options and warrants	23,000	54,000
Net cash provided by (used in) financing activities	(479,000)	(1,108,000)

Effect of exchange rate changes on cash	18,000	(159,000)

Change in Cash:
Net increase (decrease)	921,000	(2,263,000)
Balance at beginning of period	9,192,000	7,417,000
Balance at end of period	$10,113,000	$5,154,000

Supplemental disclosures of cash flow information:

Cash paid for:
Income taxes	$187,000	$-
Interest	$10,000	$15,000

Non-cash investing activities:
Issuance of earn-out shares of 190,476 and originally issued 476,190 shares of common stock in conjunction with the acquisition of Magic Arts & Entertainment - Florida, Inc. in 2009 and 2008 respectively.	$256,000	$2,257,000
Issuance of 571,428 shares of common stock in conjunction with the acquisition of NewSpace Entertainment, Inc.	$-	$2,595,000

Non-cash financing activities:
Shares withheld related to income taxes as a result of an employee option exercise	$69,000	$-

Contact:

For Media:
Michael Goodwin
Makovsky + Co.
212-508-9639
mgoodwin@makovsky.com

For Investors:
Gene Marbach
Makovsky + Co.
212-508-9645
gmarbach@makovsky.com

or:
Daniela Viola
Makovsky + Co.
212-508-9676
dviola@makovsky.com

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